Exhibit 4.14

Electronic supervision number: 5223282021B00341

State-owned Construction Land Use Right

Assignment Contract

By： Ministry of Natural Resources of the PRC State Administration for Industry and Commerce of the PRC

Contract No: YL5223011CR-2021-55

State-owned Construction Land Use Right Assignment Contract

Contract number: YL5223011CR-2021-55

State-owned Construction Land Use Right

Assignment Contract

The parties to this contract:

Transferor: Natural Resources Bureau of Qianxinan Prefecture, Yilong New District Branch;

Mailing address: Building 1, Lutun Administrative Center, Longxin District      ;

Postal Code: /                                 ;

Tel: 0859-3521095                       ;

Fax: /                                             ;

Account Bank: /                           ;

Account: /                                        .

Transferee: Sunrise (Guizhou) New Energy Materials Co., Ltd.                    ;

Mailing address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue) ;

Postal Code: /                                    ;

phone: /                                                ;

Fax: /                                                 ;

Account Bank: /                                     ;

Account: /                                                      .

Chapter I General Provisions

Article 1 According to the “Property Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China”, “Land Administration Law of the People’s Republic of China”, “Urban Real Estate Administration Law of the People’s Republic of China” and other laws, relevant administrative regulations and land supply policies, both parties are based on equality, voluntary, paid, good faith principle, to conclude this contract.

Article 2 The ownership of the transferred land belongs to the People’s Republic of China, and the transferor transfers the right to use state-owned construction land according to the authorization of the law. Underground resources and buried objects do not belong to the scope of the transfer of the right to use state-owned construction land.

Article 3 The transferee shall enjoy the rights to possess, use, benefit from, and dispose on the state-owned construction land obtained according to the law, and shall have the right to use the land to build buildings, structures and their ancillary facilities according to law.

Chapter II Delivery of Assigned Land and Payment of Assignment Price

Article 4 The number of the land to be transferred under this contract is No. 2021-72 , the total land area is 260,543 square meters, where project area is 260,543 square meters.

The land transferred under this contract is located in Lianxin Village, Longguang Town and Xinqiao Village, Xinqiao Town .

The plane boundary address of the land to be transferred under this contract is / ; See Annex 1 for the plane boundary map of the land to be transferred .

The vertical limit of the land to be transferred under this contract shall be determined by / as the upper limit, / as the lower limit, and the height difference is / m. See Annex 2 for the vertical boundaries of the land to be sold .

The space range of the land to be leased is the space range formed by the vertical plane formed by the above-mentioned boundary points and the upper and lower boundary elevation planes.

Article 5 The purpose of the land to be transferred under this contract is Industrial land .

Article 6 The transferor agrees to transfer the land to the transferee before June 10th,2022. The transferor agreed that the land should reach the conditions specified in this article at the time of delivery of the land. The land conditions specified in subparagraph (1) :

(1) The leveling of the site reaches /

                                                                            ;

The surrounding infrastructure reaches /

                                                                            ;

(2) Current land conditions /

.

Article 7 The term of assignment of the state-owned construction land use right under this contract is 50 years,/ shall be counted from the date of delivery of the land as stipulated in Article 6 of this contract; if the right to use state-owned construction land was originally allocated (leased) and the transfer procedures are completed, the transfer period shall be counted from the date of signing the contract.

Article 8 The transfer price of the state-owned construction land use right under this contract shall be RMB 44292310 yuan, which is RMB 170 yuan per square meter.

Article 9 The deposit for the land under this contract is RMB / yuan , the deposit should be used as the land transfer price.

Article 10 The transferee agrees to pay the transferor the transfer price of the state-owned construction land use right according to the provisions of item (2) as following :

(1) From the date of signing this contract, the transfer price of the state-owned construction land use right shall be paid off in one installment;

(2) The transfer price of the state-owned construction land use right shall be paid to the transferor in two installments according to the following time and amount.

2ndinstallment: RMB 22145000 yuan, payment deadline is March 21 , 2022. 1st installment: RMB 22147310 yuan , payment deadline is January 21 , 2022;

If the transfer price of the state-owned construction land use right is paid in installments, the transferee shall agree to pay the loan interest of the second and subsequent installments from the date of first installment. The interest rate is as announced by the People’s Bank of China.

Article 11 The transferee shall apply for the registration of the transfer of the right to use the state-owned construction land after paying off all the transfer price of land as agreed in this contract, showing the contract and the transfer price payment voucher and other relevant certification materials.

Chapter III Land Development, Construction and Utilization

Article 12 The transferee agrees that the land development investment intensity under this contract shall be in accordance with the provisions of this article. / Item stipulates that:

(1) land under this contract is used for the construction of industrial projects, and the transferee agrees that the total investment in fixed assets of land under this contract shall not be lower than the approved or registered amount, RMB, the investment intensity shall not be lower than the capital case of RMB / yuan per square meter. The total fixed assets investment of the land construction project under this contract includes buildings, structures and their ancillary facilities, equipment investment and transfer price, etc.

(2) land under this contract is used for the construction of non-industrial projects, and the transferee undertakes that the total investment in the development of land under this contract shall not be less than RMB / yuan.

Article 13 If the transferee builds new buildings, structures and ancillary facilities within the scope of land under this contract, it shall comply with the planning conditions for the land to be transferred as determined by the planning management department of the city (county) government (see Annex 3 ). in:

The nature of the main building Industrial ;

the nature of ancillary buildings / ;

The total construction area is 260,543 square meters;

The building area ratio is not higher than / and not less than 0.70 ;

Building height not higher than / not less than / ;

The building density is not higher / not lower than 30% ;

Green space rate is not higher than 20% and not lower than / ;

Other land use requirements should strictly follow the planning requirements.

Article 14 The transferee agrees that the construction facilities of land under this contract shall be implemented in accordance with the provisions of item (1) of this article :

(1) land under this contract is used for the construction of industrial projects. According to the planning and design conditions determined by the planning department, the area of land assigned in this contract for the internal administrative office and living service facilities of the enterprise shall not exceed the area of / % the land, that is, not more than / square meter.The building area does not exceed / square meter. The transferee agrees not to construct non-productive facilities such as complete houses, expert buildings, hotels, guest houses and training centers within the scope of the land;

(2) land under this contract is used for the construction of residential projects. According to the planning and construction conditions determined by the planning and construction management department, the total number of residential buildings within the scope of the land transferred under this contract shall not be less than / set. Among them, the number of housing units with a building area of less than 90 square meters shall not be less than / set, the housing construction set type requirement is / . The proportion of housing area below 90 square meters in the total area of development and construction of the land within the scope of this contract shall not be less than / %. The affordable housing, low-rent housing and other government indemnificatory housing built within the scope of land under this contract, the transferee agrees to build it according to the provisions of / way to perform:

1 . handed over to the government;

2 . repurchased by the government;

3 . It shall be implemented in accordance with the relevant government regulations on the construction and sales management of affordable housing;

4 . / .

Article 15 The transferee agrees to simultaneously construct the following supporting engineering projects within the land under this contract, and hand over them to the government free of charge after completion:

/

Article 16 The transferee agrees that the land construction project under this contract shall be started before June 30th 2023, and finished before June 30th 2026.

If the transferee cannot start construction on time, it shall apply to the transferor for extension of construction 30 days in advance. If the transferor agrees to extend the construction, the completion time of the project shall be extended accordingly, but the extension period shall not exceed one year.

Article 17 When the transferee builds in land under this contract, the water, gas, sewage and other facilities and the main line outside the land, the interface of the electricity substation and the introduction project shall be handled in accordance with the relevant regulations.

The transferee agrees that the various pipelines laid by the government for the needs of public utilities enter and exit, pass through, and pass through the transferred land, but if the use function of the transferred land is affected, the government or the public utility construction entity shall give reasonable compensation.

Article 18 The transferee shall use the land in accordance within the function and ratio of land stated in this contract, and shall not change it without authorization. During the assignment period, if it is necessary to change the land use stipulated in this contract, both parties agree to comply with the provisions of this article. Item (2) stipulates that:

(1) The transferor shall recover the right to use the construction land with compensation;

(2) Going through the approval procedures for changing the land use in accordance with the law, signing an agreement on the modification of the state-owned construction land use right assignment contract or re-signing the state-owned construction land use right assignment contract, and the transferee shall evaluate the market for the construction land use right under the new land use at the time of the approval change. The difference between the price and the assessed market price of the construction land use right under the original land use shall be paid for the transfer price of the state-owned construction land use right, and the land change registration shall be processed.

Article 19 During the term of use of land under this contract, the government reserves the right to adjust the planning of land under this contract. If the original plan is modified, the existing buildings on land will not be affected. When the buildings, structures and their ancillary facilities are remodeled, renovated or reconstructed, or when the time limit expires, the application for renewal must be carried out in accordance with the plan in effect at that time.

Article 20 The right to use state-owned construction land legally used by the transferee shall not be withdrawn by the transferor before the expiry of the term of use stipulated in this contract; under special circumstances, the right to use state-owned construction land needs to be withdrawn in advance according to social and public interests, the transferor shall apply for approval in accordance with legal procedures, and shall compensate the land user according to the value of the buildings, structures and their ancillary facilities on the ground at the time of recovery, the assessed market price of the right to use state-owned construction land for the remaining term, and the direct losses identified by the assessment.

Chapter IV Transfer, Lease and mortgage of State-owned Construction Land Use Rights

Article 21 The transferee shall pay the transfer price of all the state-owned construction land use rights as agreed in this contract, and after receiving the state-owned land use certificate, has the right to transfer, lease or mortgage all or part of the state-owned construction land use rights under this contract . For the first transfer, it shall comply with the provisions of this article. The conditions set out in subparagraph (1) :

(1) Invest in development in accordance with this contract, and complete more than 25% of the total development investment;

(2) The investment and development are carried out in accordance with this contract, and the conditions for industrial land or other construction land have been formed.

Article 22 Contracts for assignment, lease and mortgage of the right to use state-owned construction land shall not violate the provisions of national laws and regulations and the stipulations in this contract.

Article 23 After the transfer of state-owned construction land use rights in whole or in part, the rights and obligations stated in this contract and the land registration documents will be transferred accordingly. The remaining years of state-owned construction land use rights is defined years of this contract minus years already used.

After the lease of all or part of the state-owned construction land use rights under this contract, the rights and obligations stated in this contract and the land registration documents shall still be borne by the transferee.

Article 24 If the right to use state-owned construction land is transferred or mortgaged, both parties to the transfer and mortgage shall apply to the natural resource management department for land change registration with this contract, the corresponding transfer and mortgage contract and the state-owned land use certificate.

Chapter V Expiration of Term

Article 25 When the term of use stipulated in this contract expires, if the land user needs to continue to use the land under this contract, he shall submit a renewal application to the transferor no later than one year before the expiry date. The transferor shall approve to renew unless the land should be withdraw for the social public interests.

When the term of the right to use the land for residential construction expires, it shall be renewed automatically.

If the transferor agrees to renew the term, the land user shall go through the procedures for land use with compensation such as transfer and lease according to law, sign a new contract for land use such as transfer, lease, etc., and pay the land transfer price, rent and other land use fees.

Article 26 When the land transfer period expires and the land user applies for renewal, but the approval is not approved due to social and public interests, the land user shall return the state-owned land use certificate, and go through the cancellation registration of the state-owned construction land use right in accordance with the regulations, reclaimed by the transferor free of charge. The transferor and the land user agree that the buildings, structures and their ancillary facilities on the land under this contract shall be performed in accordance with the provisions of item (1) of this article :

(1) The above-ground buildings, structures and their ancillary facilities shall be recovered by the transferor, and corresponding compensation shall be given to the land user according to the residual value of the above-ground buildings, structures and their ancillary facilities at the time of recovery;

(2) The above-ground buildings, structures and their ancillary facilities shall be recovered by the transferor free of charge.

Article 27 When the land grant period expires and the land user does not apply for renewal, the land user shall return the state-owned land use certificate, and handle the cancellation registration of the state-owned construction land use right in accordance with the regulations, and the state-owned construction land use right shall be recovered by the transferor free of charge. The buildings, structures and their ancillary facilities on the land under this contract shall be recovered by the transferor free of charge, and the land user shall maintain the normal use of the above-ground buildings, structures and their ancillary facilities, and shall not destroy them artificially. If the above-ground buildings, structures and their ancillary facilities lose their normal use functions, the transferor may require the land user to move or dismantle the above-ground buildings, structures and their ancillary facilities, and restore the level of the site.

Chapter VI Force Majeure

Article 28 If either party to the contract fails to perform part or all of this contract due to force majeure, it can be exempted from liability, but all necessary remedial measures should be taken under conditions to reduce losses caused by force majeure. Force majeure that occurs during the delay in performance by the parties does not have the effect of exemption from liability.

Article 29 The party in the event of force majeure shall notify the other party of the force majeure situation in writing by letter, telegram, fax, etc. within 7 days, and within 15 days after the occurrence of force majeure, submit to the other party that part or all of this contract cannot be performed or report and proof of delayed performance.

Chapter VII Liability for Breach of Contract

Article 30 The transferee shall, in accordance with this contract, pay the transfer price of the state-owned construction land use right on time. If the transferee fails to pay the transfer price of the state-owned construction land use right on time, from the date of overdue payment, the delayed payment shall be paid on a daily basis of 0.3 ‰ fine to the transferor. If the payment is delayed for more than 60 days, and not be paid after the transferor urges notice, then the transferor has the right to terminate the contract, and the transferee has no right to request the return of the deposit. The transferor may request the transferee to compensate for the loss.

Article 31 If the transferee terminates the investment and construction of the project due to its own reasons, and proposes to the transferor to terminate the performance of this contract and request the return of the land, the transferor shall, after reporting to the government that originally approved the land transfer plan for approval, follow the following agreements respectively, refund all or part of the transfer price (without interest)except the deposit stipulated in this contract, and recover the state-owned construction land use right. The transferor may also require the transferee to remove the built buildings, structures and their ancillary facilities, and restore the site level; however, if the transferor is willing to continue to use the existing buildings, structures and their ancillary facilities within the scope of the land, the transferee shall be compensated for:

(1) If the transferee applies to the transferor no less than 60 days before the end of first year of the construction start date as agreed in this contract , the transferor shall refund the transfer price paid by the transferee after deducting the deposit;

(2) If the transferee applies to the transferor no less than 60 days before the end of second year of the construction start date as agreed in this contract, the transferor shall deduct the deposit stipulated in this contract, as well as the land idle fee in accordance with the regulations, and the remaining paid price shall be returned to the transferee.

Article 32 If the transferee causes the land to be left idle for a period of more than one year but less than two years, it shall pay the land idle fee according to law; if the land has been idle for two years and construction has not started, the transferor has the right to take back the right to use the state-owned construction land free of charge.

Article 33 If the transferee fails to start construction on the date agreed in this contract or delays to start, the transferee shall pay the transferor 0.3 ‰ of the total amount of transfer price for each day of delay. The transferor has the right to require the transferee to continue to perform the contract.

If the transferee fails to complete the project according to the date agreed in this contract or delays to complete,the transferee shall pay the transferor 0.3 ‰ of the total amount of transfer price for each day of delay. The transferor has the right to require the transferee to continue to perform the contract.

Article 34 If the total fixed assets investment, investment intensity and total development investment of the project do not meet the standards stipulated in this contract, the transferor may require the transferee to pay liquidated damages. The proportion of liquidated damages to the transfer price should be same as proportion of the actual investment to the agreed total investment.The transferee may be required to continue to perform the contract.

Article 35 If any one of the indicators such as the plot ratio and building density of land under this contract is lower than the minimum standard agreed in this contract, the transferor may request the transferee to pay liquidated damages based on the proportion of the actual difference to the agreed minimum standard. The transferor has the right to require the transferee to continue to perform this contract. If any one of the indicators such as building plot ratio and building density is higher than the highest standard stipulated in this contract, the transferor has the right to recover the area part higher than the agreed maximum standard, and has the right to require the transferee to pay liquidated damages equivalent to the same proportion of the transfer price according to the proportion of the actual difference to the agreed standard.

Article 36 If any one of the indicators, such as the green space ratio of the industrial construction project, the proportion of the land used for the internal administrative office and living service facilities of the enterprise, and the building area of the internal administrative office and living service facilities of the enterprise, exceeds the standard stipulated in this contract, the transferee shall pay the transferor liquidated damages of 0.1 ‰ of the total transfer price L, and the corresponding greening and building facilities shall be demolished by the transferee.

Article 37 If the transferee pays the transfer price of the state-owned construction land use right as agreed in this contract, the transferor must deliver the transferred land on time in accordance with the contract. If the transferor does not provide the transfer land on time and leads to the transferee’s possession of land under this contract postponed, the transferor shall pay liquidated damages of 0.1 ‰ of the total transfer price each day to the transferee. If the transferor delays the delivery of the land for more than 60 days and still fails to deliver the land after being urged by the transferee, the transferee has the right to rescind the contract, and the transferor shall return double the deposit to the transferee, as well as any other payment that has been paid. The transferee may request the transferor to compensate for the loss.

Article 38 If the transferor fails to deliver the land on time or the delivered land fails to meet the land conditions stipulated in this contract or unilaterally changes the land use conditions, the transferee has the right to require the transferor to perform its obligations in accordance with the stipulated conditions, and compensate the transferee for losses caused by the delay. The term count of the land use period begins after the land delivered meets the conditions stated in this agreement.

Chapter VIII Applicable Law and Dispute Resolution

Article 39 The draft, validity, interpretation, performance and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China.

Article 40 Disputes arising from the execution of this contract shall be resolved through negotiation between the two parties.If the negotiation fails, the dispute resolution shall be implemented according to item (2) of this article:

(1) Submit / Arbitration Commission Arbitration;

(2) File a lawsuit to the court in accordance with the law.

Chapter IX Supplementary Provisions

Article 41 The land transfer plan under this contract has been approved by the People’s Government of the Yilong New District Management Committee . This contract will take effect from the date of signing by both parties.

Article 42 Both parties to this contract guarantee that the names, mailing addresses, telephone numbers, fax numbers, account opening banks, agents, etc. filled in this contract are true and valid . If one party’s information changes, it shall notify the other party in writing within 15 days from the date of the change. Otherwise, it shall be responsible for the failure to inform the other party in time.

Article 43 This contract and its annexes consist of a total of 21 pages, and the Chinese version shall prevail.

Article 44 The price, amount, area and other items of this contract shall be expressed in uppercase and lowercase at the same time, and the amounts in uppercase and lowercase shall be consistent.

Article 45 Matters not covered in this contract can be agreed upon by both parties as an annex to the contract, which has the same legal effect as this contract.

Article 46 This contract is in triplicate , one copy for the transferor and two copies for the transferee.

Transferor (Seal):	Transferee (Seal):

Legal representative	Legal representative

(authorized agent)	( authorized agent ) :

(signature):	(signature):

December 24, 2021

Attachment 1

Transfer Land Boundary Flat Plan

Scale bar: 1:

Attachment 2

Transfer Land Boundary Vertical Limit

Elevation system used:

Scale bar: 1 :

Attachment 3

Land Map

Land No.:2021-72

2779.20-35523.75

Date: Nov 11,2021